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EXHIBIT 16.0

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

December 7, 2001

Ladies and Gentlemen:

    We have read Item 4 of Western Power & Equipment Corp.'s Form 8-K dated December 10, 2001 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

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EXHIBIT 16.0